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                                                                   Exhibit 10.21



                                October 15, 2002

Mr. William Cann
9595 Kumner Rd.
Allison Park, PA  15101

Dear Bill:

It is my pleasure to extend to you an offer to join CDT's senior management team. We all think you will be a great addition to CDT and will strongly contribute to CDT's future success. The terms of your employment would be as follows:

Position:                  Vice President & Chief Financial Officer

Start Date:                No later than December 2, 2002 (assume CFO position
                           as of January 1, 2003).

Base Salary:               $250,000 per annum

Annual Bonus:              You would participate in CDT's management bonus plan
                           with a range of 0-90% of base salary, with a 45% target level. Such bonus would be based upon CDT's performance against target. The targets, bonus plan guidelines and bonus payouts are subject to annual
                           CDT board or compensation committee review and approval. Payments under the bonus plan are calculated and made quarterly so that, on a cumulative basis, 3/8th of the year-to-date bonus earned is distributed (on an aggregate basis) as of the end of each of the first three fiscal quarters of such year. Following the public release by CDT of its audited financial statements for the fiscal year, the remaining portion of any bonus is paid. A minimum bonus of $62,500 would be guaranteed for the period from your start date until July 31, 2003 (payable pro rata at fiscal quarter end over such period).

Stock Grant:               A restricted stock grant will be made in a
                           number of shares equal to $50,000 (based upon the closing price of the stock on the first day of your employment). Such shares will vest 100% at the end of 3 years, provided you are then employed by the Company. Vesting will be accelerated in the event of a change of control (as defined in the attached change of control agreement). The stock would be freely tradable upon vesting, subject to SEC and other applicable laws.

Car:                       Company leased car at "level 1" (highest level;
                           applicable to other executive officers). Gas & maintenance for such car is paid by the Company. Such lease, gas & maintenance is subject to the company's normal car policy (as such may be generally changed from time to time).

Profit Sharing Plan:       Participation in the West Penn Wire
                           division profit sharing plan. You would be eligible for a contribution with respect to the fiscal year ended July 31, 2004 (which contribution is made in the 3rd calendar quarter of the year). Contributions vest over your first 5 years of employment (20% per year). The contributions have historically been made by the

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Mr. William Cann
October 15, 2002
Page 2

                           Company at 15% of salary, subject to legal maximum (currently approximately maximum contribution of $25,000). Such contributions are subject to approval by the Board of Directors. We are reviewing a change to a 401(k) structure.

Benefits Blue Cross Blue Shield Preferred Provider Organization (PPO) health plan (currently no employee contribution, but up to $208 per month contribution contemplated); Dental & vision benefits; life insurance of 2.5 times salary, up to $300,000. You will be eligible for other benefits generally available to employees.

Expenses:                  You will be reimbursed for all reasonable expenses
                           incurred by you in the course of performing your duties for CDT, such reimbursement subject to CDT's policies in effect from time to time with respect to travel, entertainment and other business expenses.

Vacation:                  4 weeks.

Change of Control:         You would be granted a change of control agreement
                           that would provide 2 year severance (bonus and salary, and continuation of health benefits) in the event your employment were terminated following a change of control for other than "good cause" or you terminated your employment for "good reason." The form of change of control agreement is attached. It is similar to the agreement granted to other senior executives.

Termination:               In the event your employment was terminated by CDT
                           for other than cause you would be entitled to: (i) any accrued salary, bonus and vacation time and (ii) your base salary for 12 months.

Cause: Cause means: (i) your commission of any felony involving dishonesty, fraud or breach of trust with respect to CDT or its subsidiaries, or commission of any crime involving moral turpitude causing material harm to the standing and reputation of CDT or its subsidiaries; (ii) material misstatements or errors in CDT's books and records, or your willful engagement in gross misconduct in the performance of your duties that is materially injurious to CDT or its subsidiaries; (iii) continued conduct you that is adverse to the interests of CDT or any of its subsidiaries which conduct does not cease following 5 days written notice from the Board, including, without limitation, the continued refusal to carry out any reasonable order or instruction of the Board or chief executive officer or the continued violation of any provisions of the Bylaws, Articles of Incorporation or corporate code of conduct or guidelines (as modified or adopted from time to time) of the CDT or any of its subsidiaries; (iv) continued use by you of alcohol or drugs to an extent that, in the good faith determination of the Board, materially interferes with the performance by you of your employment responsibilities as CFO; or (v) continued unauthorized absence from work (other than any such continued unauthorized absence resulting from your disability).

Confidentiality            You will be required to sign a normal confidentiality
                           and non-compete agreement (form attached).

Representations:           This offer is based on the accuracy of your resume
                           provided to us by Russell Reynolds. You represent that such resume is accurate and complete in all material respects. You

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Mr. William Cann
October 15, 2002
Page 3

                           further represent that you have not been investigated for any financial wrongdoing in connection with any prior position you've held, or convicted of any felony.

The Board and I are looking forward to you joining us. If you accept the foregoing terms, please sign and return a copy of this letter (without attachments) to me.

Sincerely,


/s/ Fred C. Kuznik

Fred C. Kuznik

ATTACHMENTS

cc:  Bryan C. Cressey (w/o attachments)



                  Acknowledged & Agreed:



                   /s/ William Cann
                  ---------------------------
                  William Cann
                  Dated: October 16, 2002